Exhibit 4.10

DATED                                                    23 JUNE 2023

(1)	TAG INTL DMCC
(2)	TEMBO E-LV B.V.

ADVANCE SUBSCRIPTION AGREEMENT RELATING TO TEMBO E-LV B.V.

DATED                                              23 June 2023

PARTIES

(1)

TAG INTL DMCC, a company incorporated under the laws of the United Arab Emirates and having its registered address at R29-35 Reef Tower, Jumeirah Lake Towers, Dubai, United Arab Emirates (the "Subscriber"); and

(2)

Tembo e-LV B.V., a company incorporated and registered in the Netherlands, having its registered office at Marinus van Meelweg 20, 5657 EN, Eindhoven, Netherlands, and being a wholly-owned subsidiary of VivoPower International PLC (NASDAQ: VVPR) (the "Company").

INTRODUCTION

This agreement is made with the mutual understanding and agreement of both parties to supersede and replace in its entirety the Advance Subscription Agreement executed by the parties on 13 January 2023 (the “Previous Agreement”). The parties mutually agree and affirm that the Previous Agreement is hereby rescinded, voided, and of no further effect, and that all rights, duties, and obligations arising therefrom are extinguished.

On the date that is no later than five (5) days following notification by the Company, (the "Advance Date") the Subscriber shall make subscription funds available to the Company for the purpose and on the terms more particularly described in this agreement.

IT IS AGREED AS FOLLOWS

1.	DEFINITIONS

1.1	Unless the context requires otherwise, terms defined in the Articles shall have the same meaning in this agreement.

1.2	In this agreement:

“Acting in Concert”	has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended from time to time);
"Advance Date"	has the meaning given in the Introduction;
"Advance Subscription Funds"	has the meaning given in clause 2.1;
"Aggregate Advance Subscriptions"	has the meaning given in clause 2.1;
"Articles"	the articles of association of the Company from time to time;
"Asset Sale"	means the sale or transfer of the whole or substantially the whole of the undertaking or assets of the Company or any subsidiary of the Company;
"Business Days"	means a day (other than a Saturday or Sunday) on which banks are open for business in London;
“Controlling Interest”	means an interest in shares giving to the holder or holders control of the Company within the meaning of section 1124 of the Corporation Tax Act 2010;
"Exit"	means a Share Sale or an Asset Sale;
"Financing Round"

a subscription for equity in the Company by one or more persons raising an aggregate of at least $10,000,000 (excluding the Aggregate Advance Subscriptions), which amount can be raised in one or in a series of fundraisings on or before the Longstop Date;

"Insolvency"

means a situation in which:

(a)         an order is made for the Company's compulsory liquidation; or

(b)         the Company is placed into voluntary liquidation (otherwise than for the purpose of reconstruction or amalgamation); or

(c)         the Company has an administrator or receiver appointed over the whole or any part of its assets or undertaking;

"Longstop Date"	means the date falling 12 months from the date of this agreement;
"Next Round Share"	means, in respect of a Financing Round, the most senior class of share issued in such Financing Round;
"Ordinary Shares"	means the ordinary shares or common stock in the capital of the Company;
"Share Sale"

means the sale of any of the shares in the capital of the Company (in one transaction or as a series of transactions) which will result in the purchaser of those shares and persons Acting in Concert with him together acquiring a Controlling Interest in the Company, except where following completion of the sale the shareholders and the proportion of shares held by each of them are the same as the shareholders and their shareholdings in the Company immediately prior to the sale;

"Subscription Price"

means:

(a)         where the subscription takes place pursuant to clause 3.1(a), a price per Subscription Share equal to a price per share based on a pre-money valuation of $120,000,000 divided by the fully diluted share capital of the Company immediately prior to the Financing Round (excluding (i) any securities to be issued pursuant to the application of the Aggregate Advance Subscriptions or on the Financing Round and/or (ii) any increase in the Company’s share option pool required in connection with the Financing Round); or

(b)         where the subscription takes place pursuant to clauses 3.1(b), 3.1(c) or 3.1(d), a price per Subscription Share equal to a price per share based on a pre-money valuation of $120,000,000 divided by the fully diluted share capital of the Company immediately prior to the Exit, the Longstop Date or the event of an Insolvency (as the case may be) (excluding any securities to be issued pursuant to the application of the Aggregate Advance Subscriptions);

"Subscription Shares"	means: (a) in the case of shares issued pursuant to clause 3.1(a), the Next Round Shares; or (b) in the case of shares issued pursuant to clauses 3.1(b), 3.1(c) or 3.1(d), Ordinary Shares.

1.3	In this agreement, references to a party include its successors in title, transferees and assignees.

1.4	In this agreement, references to each gender includes the other genders.

2.	ADVANCE SUBSCRIPTION

2.1	Advance Subscription

Subject to the terms of this agreement, on the Advance Date, the Subscriber shall make available to the Company funds in an aggregate amount of $2,500,000 (the "Advance Subscription Funds"). The Company may execute multiple similar agreements with the Subscriber for additional advance subscriptions, or issue similar agreements with other investors for advance subscriptions prior to the Financing Round, which, together with the Advance Subscription Funds, aggregate up to $10,000,000 (the "Aggregate Advance Subscriptions").

2.2	Purpose

The Company will apply the Advance Subscription Funds towards growing and developing the business of the Company in accordance with the Company's business plan.

2.3	Payment

The Advance Subscription Funds shall be paid to a bank account held by the Company (or such other account as the Company and Subscriber may agree) on or around the Advance Date.

2.4	Waiver

The Company hereby undertakes to procure all consents, waivers and shareholder resolutions necessary (pursuant to the Articles or otherwise) so as to enable the issue of shares in the capital of the Company contemplated by this agreement to proceed free of pre-emption rights or other restriction.

3.	SUBSCRIPTION

3.1

The Advance Subscription Funds shall automatically be applied to the subscription of Subscription Shares at the Subscription Price, and the Company shall issue and allot to the Subscriber (or as the Subscriber shall direct) the number of fully paid Subscription Shares to which it is entitled:

(a)	in the event of a Financing Round, immediately prior to the unconditional completion of such Financing Round; or

(b)	in the event of an Exit, immediately prior to the unconditional completion of such Exit; or

(c)	on the Longstop Date (if no Financing Round or Exit has unconditionally completed on or prior to the Longstop Date); or

(d)	in the event of an Insolvency occurring before any of the events set out in sub-clauses (a) to (c) above, immediately prior to the occurrence of such Insolvency event,

and (in each case) Subscription Shares so allotted and issued shall be in full satisfaction and discharge of all obligations of the Company under this agreement to the Subscriber and this agreement shall terminate automatically and immediately on completion of such subscription.

4.	WARRANTIES

4.1	The Company hereby warrants to the Subscriber that:

(a)

the Company is a company duly formed, validly existing and in good standing under the laws of the Netherlands, with full corporate power and authority to enter into and perform its obligations under this agreement;

(b)

the consummation of the transactions contemplated hereunder and the performance of this agreement by the Company do not violate the provisions of the Articles, or any applicable law, and will not result in any breach of, or constitute a default under, any note or instrument to which the Company is a party or by which it is bound; and

(c)	this agreement is valid and binding upon the Company and enforceable in accordance with its terms.

5.	STATUS OF SUBSCRIBER

5.1	In entering into this agreement to acquire the Subscription Shares on the terms of this agreement, the Subscriber undertakes that:

(a)	he is resident in the United Arab Emirates;

(b)

he has received sufficient information from the Company with respect to all matters he considers material to his investment decision, he has had the opportunity to ask questions of the management of the Company in relation to his investment decision and all such questions have been answered to his satisfaction; and

(c)

he has sufficient knowledge and expertise in business, tax and financial matters to be able to evaluate the risk and merits of an investment in the Company, or he has sought such advice as he considers necessary from a professional adviser with such knowledge and expertise.

6.	COMMUNICATIONS

6.1	In writing

Unless otherwise expressly stated herein, all communications under this agreement will be in writing and may be made by letter or email.

6.2	Address

Any communication by letter to be made or delivered by one party to the other(s) will be made or delivered to that other party at the address shown next to its name on the first page of this agreement or to such other address as may from time to time be notified by one party to the other(s) in accordance with this clause and any communication by email to be made by one party to the other(s) will be made to that other party at the email address as may from time to time be notified by one party to the other(s) in accordance with this clause.

6.3	Delivery

Any communication made or delivered under this agreement will be deemed made or delivered

(a)	when received, in the case of an email;

(b)	when left at the relevant address, in the case of a personally delivered letter; or

(c)	two Business Days after dispatch, in the case of a letter sent by prepaid first class post in an envelope addressed to the relevant address.

7.	GENERAL

7.1	Status of funds

The Advance Subscription Funds do not constitute a debt in any circumstances. No interest is payable on the Advance Subscription Funds. No amount of the Advance Subscription Funds is repayable by the Company in any circumstance. The Advance Subscription Funds shall be applied to the subscription of shares in the Company in accordance with clause 3. The parties acknowledge that this agreement is irrevocable.

7.2	Termination, variation and assignment

This agreement shall automatically terminate in accordance with clause 3 and may not otherwise be cancelled, varied or assigned.

7.3	Counterparts

This agreement may be executed in counterpart, and this has the same effect as if the signatures on the counterparts were on a single copy of this agreement. The exchange of a fully executed version of this agreement (in counterparts or otherwise) by electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this agreement and no exchange of originals is necessary.

7.4	Entire Agreement

This agreement sets forth the entire understanding among the parties with respect to the subject matter hereof.

7.5	Severance

If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.	LAW

8.1	This agreement will be governed by and construed in accordance with English law.

8.2

The Parties irrevocably agree that any dispute arising out of or in connection with the agreement shall be referred to arbitration and finally settled by arbitration in the Dubai International Financial Centre (DIFC) conducted in English by a single arbitrator pursuant to the rules of the International Chamber of CommerceThis agreement has been executed on the date stated at the beginning of this agreement.

Signed by xxx	)
for and on behalf of	)
TAG INTL DMCC	)
)

Signed by xxx	)
for and on behalf of	)
Tembo e-LV B.V.	)
)